UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2009

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

(Exact name of Registrant as specified in its charter)

Delaware	0-11723	94-2883067
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP/2 Windemere, L.P., a Delaware limited partnership (the “Partnership”).   The Partnership owned Windemere Apartments (“Windemere”), a 257-unit apartment complex located in Houston, Texas. On August 6, 2009, the Partnership sold Windemere to a third party, Derbyshire Investments Windemere, LLC, a Texas limited liability company (the “Purchaser”), for a total sales price of $8,077,000.

In accordance with the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s general partner has evaluated the cash requirements of the Registrant and determined that the net sales proceeds will be used to repay outstanding loans and payables due to an affiliate of the Registrant’s general partner.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Windemere had been sold on January 1, 2008.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2008 Quarterly Report on Form 10-Q for the period ended March 31, 2009 and the Registrant’s 2008 Annual Report on Form 10-K.

PRO FORMA BALANCE SHEET

(in thousands)

March 31, 2009

All other assets	$ 3,680
Investment properties, net	36,066
Total Assets	$ 39,746

All other liabilities	$ 8,670
Mortgage notes payable	30,146
Partners’ capital	930
Total Liabilities and Partners’ Capital	$ 39,746

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended

March 31, 2009

December 31, 2008

Total revenues	$1,985	$6,253
Total expenses	1,924	7,701

Net income (loss)	$ 61	$ (1,448)

Net income (loss) per limited partnership unit	$ 0.07	$ (1.58)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

By: ConCap Equities, Inc.
General Partner

By: /s/Steven D. Cordes
Steven D. Cordes
Senior Vice President

Date: August 12, 2009